EXHIBIT 99.1

Arbutus Biopharma Appoints Tram Tran, M.D. to its Board of Directors

WARMINSTER, Pa., Nov. 11, 2021 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), a clinical-stage biopharmaceutical company primarily focused on discovering, developing and commercializing a broad portfolio of wholly-owned assets with different modes of action to provide a cure for people with chronic hepatitis B virus (HBV) infection and to treat coronaviruses (including COVID-19), today announced that Tram Tran, M.D. has been appointed to the Arbutus Board of Directors effective immediately. Dr. Tran is a renowned liver and viral specialist with over 20 years of academic and industry experience as a physician scientist.

“We are excited to welcome Dr. Tran to the Arbutus Board,” said William Collier, President and Chief Executive Officer of Arbutus. “Her extensive medical and scientific expertise in the field of hepatology will be invaluable as Arbutus continues to advance its broad portfolio of diverse assets to find a curative regimen for patients with chronic Hepatitis B.”

Dr. Tran currently serves as Chief Medical Officer at Glympse, a biotech company focused on optimizing disease diagnosis and monitoring. Previously, she worked at Gilead Sciences as the Vice President of Medical Affairs, Global Head, Liver Diseases (HBV, HCV, HDV), Fibrosis (NASH, PSC) and COVID-19. Prior to her work at Gilead, Dr. Tran was the Medical Director of Liver Transplantation, GI Fellowship Program Director at Cedars-Sinai Medical Center, and a Professor of Medicine at the Geffen School of Medicine at the University of California, Los Angeles (UCLA). She has authored and co-authored over 150 abstracts, published manuscripts and book chapters, and has been extensively involved in clinical trials and National Institutes of Health (NIH) funded research. Dr. Tran earned her undergraduate degree at UCLA, received her medical degree (M.D.) from New York Medical College, continued her training in internal medicine at Cedars Sinai Medical Center, and completed Gastroenterology and Transplant Hepatology fellowships at UCLA, where she maintains clinical and teaching activities.

"It’s an honor to join an organization with a strong commitment to addressing the unmet medical needs of Hepatitis B patients,” said Dr. Tran. "I look forward to sharing my expertise and working with my fellow board members to support Arbutus in its continued efforts to develop treatments for HBV and coronaviruses.”

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company primarily focused on discovering, developing and commercializing a broad portfolio of wholly-owned assets with different modes of action to provide a cure for people with chronic hepatitis B virus (HBV) infection. The Company is advancing multiple product candidates with distinct mechanisms of action that suppress viral replication, reduce surface antigen and reawaken the immune system. Arbutus believes this three-prong approach is key to transforming the treatment and developing a potential cure for chronic HBV infection. Arbutus’ HBV product pipeline includes RNA interference (RNAi) therapeutics, oral capsid inhibitors, oral compounds that inhibit PD-L1 and oral HBV RNA destabilizers. In addition, Arbutus has an ongoing drug discovery and development program directed to identifying orally active agents for treating coronaviruses (including COVID-19). For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about our future development plans for our product candidates; and the potential for our product candidates to achieve success in clinical trials.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to the ongoing COVID-19 pandemic.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; market shifts may require a change in strategic focus; and the ongoing COVID-19 pandemic could significantly disrupt Arbutus’ clinical development programs.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

William H. Collier
President and CEO
Phone: 267-469-0914
Email: ir@arbutusbio.com

Lisa M. Caperelli
Vice President, Investor Relations
Phone: 215-206-1822
Email: lcaperelli@arbutusbio.com